Exhibit 99.1

Contact:	Flow Investor Relations
253-813-3286

FLOW INTERNATIONAL ISSUES NASDAQ UPDATE

KENT, Wash., December 15, 2006 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and supplier of ultrahigh-pressure waterjet products, announced that the Nasdaq Listings Qualifications Panel has granted the Company’s request for continued listing.

As previously reported, Nasdaq initiated its delisting procedures as a result of the Company’s failure to file its 10-Q for July 31, 2006 in a timely manner. That report has not yet been filed. On December 13, 2006, the Nasdaq Listing Qualifications Panel granted the Company’s request for continued listing subject to the submission of written information in response to certain questions relating to its previously announced audit committee investigation of allegations regarding the timing of recognition of revenue in Flow Asia and the filing of all delinquent reports and all necessary restatements by January 31, 2007.

The Company had previously advised investors that it would likely be a delinquent filer for the second fiscal quarter. As a matter of course as a delinquent filer, Flow has received a staff determination letter, dated December 13, 2006, from the Nasdaq Global Market indicating it is not in compliance with the continued listing requirements of Marketplace Rule 4310(c)(14). This second non-compliance staff determination letter was anticipated and relates to the Company’s failure to file its Quarterly Report on Form 10-Q for the quarter ended October 31, 2006 in a timely manner. The staff determination letter, however, has no bearing on Nasdaq’s decision to grant the Company’s request for continued listing. Subject to the conditions described above, the Company shall remain listed on the Nasdaq Global Market at least through January 31, 2007. The Company expects to regain full compliance for an ongoing listing within that time.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit http://www.flowcorp.com.

This letter contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements include, but are not limited to regaining full compliance for ongoing listing by January 31, 2007. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2006 Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this letter.

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